Exhibit 3.4

Sichuan Ruichengyuan Agricultural and Sideline Products Distribution Co., Ltd.

Articles of Association

Chapter I General Rules

Company purpose: By setting up a company organization form, shareholders will jointly contribute to raising capital, establish a new operating mechanism, and make contributions to revitalizing the economy. The Articles of Association of the Company are formulated in accordance with the relevant provisions of the Company Law of The People’s Republic of China and the Regulations on the Administration of Registration of Market Subjects in The People’s Republic of China.

Company name: Sichuan Ruichengyuan Agricultural and Sideline Products Distribution Co., Ltd.

Company domicile: No.1201, Floor 12, Unit 1, Building 1, No.39 Zhiyuan Road, Wenjiang District, Chengdu

Article 4 The company is established with the capital contribution of a foreign main company, and the shareholders are liable to the company to the extent of the capital contribution; The company is liable for its debts with all its assets. The company enjoys all legal person property rights formed by shareholders’ investment, enjoys civil rights and bears civil liabilities according to law, and has the qualification of enterprise legal person.

Article 5 Scope of business: Licensed items: Urban distribution and transportation services (excluding dangerous goods); Road transportation of raw milk; Road freight transport (excluding dangerous goods); Food sales. (For projects subject to approval according to law, business activities can only be carried out after the approval of relevant departments. The specific business projects shall be subject to the approval documents or licenses of relevant departments.) General items: Road freight transport station management; Takeaway delivery service; Labor service (excluding labor dispatch); Retail of fresh vegetables; Fresh fruit retail; Retail of edible agricultural products; Sales of daily necessities; Fresh meat retail;

Retail of aquatic products: Personal hygiene products sales; Internet sales (except the sale of goods that need permission); General cargo storage services (excluding dangerous chemicals and other items that need permission and approval); Grain and oil storage services; Vending machine sales; Mechanical equipment leasing; Health food (prepackaged) sales; Food sales (prepackaged foods only). (Except for the projects subject to approval according to law, independently carry out business activities according to law with the business license)

Article 6 The date of issuance of the company’s business license is the date of establishment of the company.

Business period: Perpetual existence

Chapter II Registered Capital

Article 7 The total investment of the company is RMB 1 million; The registered capital is 1 million Yuan.

Article 8 Name, amount, mode, time and list of shareholders.

Name of shareholder (name)	Country	Amount of contribution	Forms of investment	Capital contribution time
Shengchao International Holdings Limited	British Virgin Islands	100	Currency	2041.12.31

Article 9 After the company is registered, it shall issue a capital contribution certificate to the shareholders. The capital contribution certificate shall specify the name of the company, the date of establishment of the company, the registered capital of the company, the names of shareholders, the amount and date of capital contribution delivered, the number of the capital contribution certificate and the date of issuance. The capital contribution certificate shall be sealed by the company. The capital contribution certificate is in duplicate, one for each shareholder and one for the company. If the capital contribution certificate is lost, it shall be immediately reported to the company for cancellation, and shall be reissued after being audited by the legal representative of the company.

Article 10 The company shall set up a register of shareholders, which shall record the names, domiciles, capital contributions and number of capital contribution certificates of shareholders.

Chapter III Rights and Obligations of Shareholders and Conditions for Transfer of Capital Contribution

Article 11 Shareholders, as investors, enjoy the owners’ rights to benefit from assets, make major decisions and choose managers, and assume corresponding obligations.

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Article 12 Rights of shareholders:

I. Decide on various major issues of the company;

II. Consult the meeting minutes and the company’s financial and accounting reports;

III. Divide the company’s profits on schedule;

IV. After the termination of the company, the remaining property of the company shall be divided according to law.

Article 13 Obligations of shareholders:

I. Pay their respective subscribed capital contributions in full and on time;

II. Undertake the company’s debts to the extent of the subscribed capital contribution;

III. After the company has gone through the industrial and commercial registration, it shall not withdraw its capital contribution (unless it is approved through legal procedures);

IV. Abide by the articles of association.

Article 14 Transfer of capital contribution:

Shareholders may decide to transfer all or part of their equity to people other than shareholders. After the shareholders transfer their capital contribution according to law, the company shall record the name and domicile of the transferee and the amount of capital contribution transferred in the register of shareholders.

Chapter IV The Organization of the Company, its Methods and Functions.

Article 15 In order to ensure the smooth and normal development of the company’s production and operation activities, the company’s executive directors, managers and supervisors are responsible for the prediction, decision-making and organization, leadership, coordination and supervision of the company’s production and operation activities.

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Article 16 The company has a general manager, a business department, a finance department and other specific handling institutions, which are responsible for handling the daily specific affairs of the company in carrying out production and business activities.

Article 17 The executive directors, supervisors and managers shall abide by the Articles of Association, the Company Law of The People’s Republic of China and other relevant national laws and regulations.

Article 18 The company shall listen to the opinions of the company’s trade unions and employees in advance and invite the representatives of the trade unions or employees to attend the relevant meetings as nonvoting delegates when studying and deciding on issues related to employees’ wages, welfare, production safety, labor protection and labor insurance.

Article 19 The company shall listen to the opinions and suggestions of the company’s trade unions and employees when studying and deciding major issues of production and operation and formulating important rules and regulations.

Article 20 A person under any of the following circumstances may not serve as an executive director, supervisor or manager of the company:

(I) Having no or limited capacity for civil conduct;

(II) Being guilty of corruption, bribery, embezzlement of property, misappropriation of property or disrupting social and economic order; Be sentenced to a criminal penalty, the execution period is less than five years, or be deprived of political rights because of a crime. The execution period has not exceeded five years;

(III) Being a director, factory director or manager of a company (enterprise) that went bankrupt and liquidated due to poor management, and being personally responsible for the bankruptcy of the company (enterprise), less than three years have passed since the completion of the bankruptcy liquidation of the company (enterprise);

(IV) Being the legal representative of a company (enterprise) whose business license has been revoked due to violation of the law, and having personal responsibility, less than three years have passed since the date when the business license of the company (enterprise) was revoked;

(V) Individuals who have a large amount of debts due and unpaid.

If the company violates the provisions of the preceding paragraph by appointing an executive director, supervisor or hiring a manager, the appointment or appointment shall be invalid.

Article 21 National civil servants may not concurrently serve as executive directors, supervisors and managers of the company.

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Article 22 The executive directors, supervisors and managers shall abide by the articles of association, faithfully perform their duties and safeguard the interests of the company, and shall not use their position and authority in the company for personal gain. The executive directors, supervisors and managers shall not take advantage of their powers to accept bribes or other illegal income, and shall not encroach on the company’s property.

Article 23 The executive director and manager shall not misappropriate company funds or lend company funds to any unit or individual unrelated to the company’s business.

The executive director and manager shall not open an account for the company’s funds in their own name or in the name of other individuals, nor shall they invest the company’s funds in foreign units in their own name.

The executive director and manager shall not use the company’s assets to guarantee the debts of shareholders or other individuals of the company.

Article 24 The executive director and manager shall not operate the same or similar projects as those of the company they work for or for others, or engage in activities that harm the interests of the company. Engaged in the above business or activities, the income shall be owned by the company.

Chapter V Authority of Shareholders

Article 25 Shareholders shall exercise the following rights:

1. To decide the company’s business policy and investment plan;

2. To appoint and replace the executive director and decide on the remuneration of the executive director;

3. Appoint and replace supervisors and decide on the remuneration of supervisors;

4. To examine and approve the reports of the executive directors or supervisors;

5. To examine and approve the Company’s annual financial budget and final accounts, as well as profit distribution and loss compensation plans;

6. To decide on the increase or decrease of the registered capital of the company;

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7. To make decisions on the division, merger, dissolution, liquidation or change of corporate form of the company;

8. Amend the articles of association of the company;

9. To appoint or dismiss the manager of the company and decide on their remuneration;

10. To make decisions on the issuance of corporate bonds;

11. Other functions and powers as stipulated in the Articles of Association.

Chapter VI Executive Directors, Managers and Supervisors

Article 26 The Company has no board of directors, only one executive director. The executive director is decided by the shareholders.

Article 27 The executive director is the legal representative of the Company.

Article 28 The executive director is responsible to the shareholders and exercises the following powers:

I. Report work to shareholders;

II. To implement the decisions of shareholders and formulate detailed rules for implementation;

III. To formulate the company’s business plan and investment plan;

IV. To draft the annual financial budget and final accounts, profit distribution and loss compensation plan of the company;

V. To formulate plans for the Company to increase or decrease its registered capital, split up, change its corporate form, dissolve and set up branches;

VI. To decide on the establishment of the company’s internal management organization and the selection and remuneration of the company’s managers;

VII. According to the nomination of the manager, appoint or dismiss the company’s deputy manager and financial officer, and decide on their remuneration;

VIII. Formulate the basic management system of the company.

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Article 29 The term of office of the executive director is three years and can be re-elected. Before the expiration of the term of office of the executive director, the shareholders’ meeting shall not dismiss him without reason.

Article 30 The manager of the company shall be appointed or dismissed by the shareholders. The manager is responsible to the shareholders and exercises the following powers:

I. To take charge of the company’s production, operation and management, and organize the implementation of the company’s annual business plan and investment plan decided by shareholders;

II. To draw up a plan for the establishment of the company’s internal management organization;

III. To formulate the basic management system of the company;

IV. Formulate specific rules of the company;

V. To nominate candidates for appointment or dismissal of the company’s deputy manager and financial officer to shareholders;

VI. To appoint or dismiss the person in charge of the management department except those who should be appointed or dismissed by the executive director.

VII. Other powers granted by shareholders.

Article 31 The company has no board of supervisors, but only one supervisor, which is decided by shareholders. The term of office of the supervisor is three years, and the supervisor can be re-elected at the expiration of the term according to the shareholders’ decision; The executive director, manager and financial officer of the Company shall not concurrently serve as supervisors.

Authority of the supervisor:

(I) Check the company’s finances;

(II) To supervise the executive directors and senior managers’ performance of the duties of the Company, and put forward suggestions for the removal of the executive directors and senior managers who violate laws, administrative regulations, the Articles of Association or the decisions of shareholders;

(III) When the actions of the executive directors and managers harm the interests of the company, they are required to correct them;

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(IV) Put forward proposals to shareholders;

(V) To institute legal proceedings against the executive directors and senior managers in accordance with Article 152 of the Company Law;

(VI) Other functions and powers as stipulated in the Articles of Association.

Chapter VII Finance and Accounting

Article 32 The Company shall establish its financial and accounting systems in accordance with laws, administrative regulations and the provisions of the national financial administrative department.

Article 33 At the end of each accounting system, the company shall prepare financial and accounting statements, submit audit reports according to the provisions of the state and relevant departments, submit them to the departments of finance, taxation, industry and commerce administration, and submit them to shareholders for review.

Financial and accounting reports include the following accounting statements and attached schedules: Balance sheet: (II) Income statement; (III) Statement of changes in financial position; (IV) Financial situation; (V) Instructions; (VI) Profit distribution statement.

Article 34 When the company distributes the annual after-tax profits, 10% of the profits will be included in the statutory reserve fund. When the accumulated amount of the statutory reserve fund of the company exceeds 50% of the registered capital of the company, it may not be withdrawn.

The company’s common reserve fund is used to make up the company’s losses in the previous year, expand the company’s production and operation, or increase the company’s capital. However, the capital reserve fund shall not be used to make up the company’s losses.

Article 35 Distribute the company’s after-tax profits after making up losses and withdrawing provident fund.

Article 36 When the statutory common reserve fund is converted into capital, the retained common reserve fund shall not be less than 25% of the registered capital of the company before the conversion.

In addition to the statutory accounting books, the company shall not set up other accounting books.

The company’s accounting books, statements and various vouchers shall be bound and filed in accordance with the relevant provisions of the Ministry of Finance, and kept as important archives.

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Chapter VIII Company Merger and Division and Change of Registered Capital

Article 37 The merger, division and reduction of registered capital of the company shall be decided by the shareholders of the company; Sign an agreement according to the requirements of the Company Law, liquidate assets, prepare a list of assets, liabilities and property, notify creditors and make an announcement, and go through relevant formalities according to law.

Article 38 When a company merges, divides or reduces its registered capital, it shall prepare a balance sheet and a list of assets. The company shall notify the creditors within 10 days from the date of making the decision of merger or division, and make an announcement in the newspaper within 30 days. Creditors have the right to require the company to pay off debts or provide corresponding guarantees within 30 days from the date of receiving the notice, or within 45 days from the date of announcement if they have not received the notice. Creditor’s rights and debts before the merger or division of the company shall be borne by the company after the merger or division.

Article 39 Where a company changes its registered items due to merger or division, it shall register the change with the company registration authority according to law; If the company is dissolved, it shall go through the cancellation of registration according to law; Where a new company is established, the company shall be registered in accordance with the law.

Where a company increases or decreases its registered capital, it shall register the change with the company registration authority according to law.

Chapter IX Bankruptcy, Dissolution, Termination and Liquidation

Article 40 When the company is dissolved due to the provisions of Item (1), (2), (4) and (5) listed in Article 180 of the Company Law, a liquidation group shall be established within 15 days from the date when the reasons for dissolution occur, and liquidation shall begin. If the liquidation group is not established within the time limit, the creditors may apply to the people’s court to appoint relevant personnel to form a liquidation group for liquidation.

The liquidation group of the company shall notify the creditors within 10 days from the date of its establishment and make an announcement in the newspaper within 60 days. Creditors shall declare their claims to the liquidation group within 30 days from the date of receiving the notice, or within 45 days from the date of announcement if they have not received the notice.

The company’s property can only be distributed to shareholders after paying the liquidation expenses, employees’ wages, social insurance expenses and statutory compensation, paying the taxes owed and paying off the company’s debts.

After the liquidation of the company, the company shall apply to the company registration authority for cancellation of company registration according to law.

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Chapter X Labour Union

Article 41 The company established trade unions in accordance with relevant national laws and the Trade Union Law of The People’s Republic of China. Trade unions work independently, and companies should support the work of trade unions. The company’s labor and employment system is strictly implemented in accordance with the Labor Law.

Chapter XI Supplementary Provisions

Article 42 The interpretation of the articles of association belongs to the shareholders of the company.

Article 43 The Articles of Association shall come into effect after being signed and sealed by shareholders.

Article 44 A company may amend its articles of association, which must be approved by shareholders, signed by the legal representative of the company and reported to the company registration authority for the record.

Article 45 Any dispute arising from or related to the Articles of Association shall be settled by the following Option (1):

(I) Submit to Chengdu Arbitration Commission for arbitration;

(II) Bring a lawsuit to the people’s court according to law.

Article 46 In case of any conflict between the Articles of Association and national laws, administrative regulations and the State Council decisions, the national laws, administrative regulations and the State Council decisions shall prevail.

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